CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-111642 (Investment Company Act of 1940 file No. 811-07543) of Sun Life Assurance Company of Canada (U.S.) - Keyport Variable Account A on Form N-4 of our report dated April 7, 2006 relating to the financial statements of Sun Life Assurance Company of Canada (U.S.) -Keyport Variable Account A appearing in the Statement of Additional Information, which is part of such registration statement, and to the use of our report dated March 23, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, the adoption of provisions of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," and the adoption of provisions of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities" effective December 31, 2003, described in Note 1) relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) also appearing in the Statement of Additional Information.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/Deloitte & Touche LLP

Boston, Massachusetts

April 26, 2006